EXHIBIT 14


                                CN BANCORP, INC.
                              COUNTY NATIONAL BANK
                                 CODE OF ETHICS

         This Code of Ethics applies to the chief executive officer, principal financial officer and principal accounting officer/controller (Executives) of CN Bancorp, Inc. and its subsidiaries (Bancorp). Bancorp expects all of its employees, directors and others associated with Bancorp to act in accordance with the highest standards of personal and professional integrity in all aspects of their activities, to comply with all applicable laws, rules and regulations, to deter wrongdoing and abide by other policies and procedures adopted by Bancorp that govern the conduct of its employees, directors and others associated with Bancorp.

         The Executives will:

          (a) Engage in and promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

          (b) Avoid impermissible conflicts of interest, disclose to the Board of Directors or designated committee thereof any material transaction or relationship that reasonably could be expected to give rise to such a conflict, and ensure all conflicts of interest are resolved in accordance with Bancorp policy and applicable law and regulation;

          (c) Take all reasonable measures to protect the confidentiality of non-public information about Bancorp or its subsidiaries and their customers obtained or created in connection with the Executives' activities and to prevent the unauthorized disclosure of such information unless required by applicable law or regulation or legal or regulatory process;

          (d) Produce full, fair, accurate, timely, and understandable disclosure in reports and documents that Bancorp or its subsidiaries files with, or submit to, the Securities and Exchange Commission and other regulators and in other public communications made by Bancorp or its subsidiaries;

          (e)  Comply with applicable  governmental laws, rules and regulations;
               and

          (f) Promptly report any possible violation of this Code of Ethics to Board of Directors or designated committee thereof.

         You are  prohibited  from directly or  indirectly  taking any action to
fraudulently   influence,   coerce,   manipulate  or  mislead   Bancorp  or  its
subsidiaries'  independent  public


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auditors for the purpose of rendering the financial statements of Bancorp or its subsidiaries misleading.

         The Executives will be held accountable for adherence to this Code of Ethics. Failure to observe the terms of this Code of Ethics may result in disciplinary action, up to and including termination of employment. Violations of this Code of Ethics may also constitute violations of law and may result in civil and criminal penalties for the Executive, the Executives' supervisors and/or Bancorp.

         Any questions regarding the best course of action in a particular situation should be directed to the Chairman of the Audit Committee or the Chairman of the Board of Directors. Anyone may choose to remain anonymous in reporting any possible violation of this Code of Ethics. It is Bancorp's policy not to have any retribution against anyone reporting a possible violation of this Code of Ethics.